Exhibit 99.1

Focus Enhancements Raises Second Quarter and Full Year 2006 Revenue Guidance

- Semiconductor Sales to the Portable Media Player Market Driving Revenue -

- Annual 2006 Revenue Now Projected to Grow Over 45% Compared to 2005 Revenue -

CAMPBELL, CALIF. — July 12, 2006 — Focus Enhancements, Inc. (NASDAQ CM: FCSE) announced today that it has raised its revenue guidance for the second quarter ended June 30, 2006 and full year 2006 as follows.

Second Quarter 2006 Compared to Second Quarter 2005:

•                  Semiconductor Business revenue is now expected to be approximately $1.8 million, increasing over 100 percent versus the comparable period a year ago.

•                  Systems Business revenue is now anticipated to range between $6.6 million and $6.8 million, growing approximately 25 percent versus the comparable period a year ago.

•                  Total revenue is now expected to be between $8.4 million and $8.6 million, increasing over 37 percent in a year-over-year comparison. On May 11th the company had provided second quarter 2006 revenue guidance of $7.7 million to $8.0 million.

Full Year 2006 Compared to Full Year 2005:

•                  Based on current trends, 2006 annual revenue is currently projected to be approximately $36 million, growing over 45 percent compared to 2005 revenue of $24.6 million. Annual revenue guidance last provided on May 11th was $34 million.

•                  Based on currently available information, the company now expects gross margins as a percent of revenue to range in the mid 40s in the second half of calendar year 2006.

Brett Moyer, president and CEO of Focus Enhancements, stated, “We are now experiencing stronger revenue growth in our Semiconductor Business driven by the portable media player (PMP) market. Industry analysts expect this market to exceed 30 million units per year by 2008. In our Systems Business, growth of our FireStore product line has significantly improved our gross margin performance this quarter. Gross margins are expected to be in the mid 40s in the second quarter of 2006, compared to 37 percent in the second quarter of 2005. In addition, on June 30th we had a recorded backlog of approximately $8.8 million. Finally, for our Ultra Wideband (UWB) products under development, we anticipate initial shipments of our TALARIA™ UWB evaluation kits to begin later this month to select customers.”

These expected results are preliminary and based on currently available information. There can be no assurance that the company’s final results for the second quarter 2006 will be within the range specified above. The company stated that final results for the second quarter ended June 30, 2006 are expected to be reported in August, at which time management intends to conduct a conference call.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2006, demand for Focus Enhancements’ products, anticipated  revenue, gross margin percentage and cash from operations, management’s plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, important factors could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in the company’s Form 10-K for the year ended December 31, 2005, Form 10-Q for the period ended March 31, 2006, as well as other filings with the SEC. These statements are based on information as of July 12, 2006 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:

Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
Kirsten@lhai-sf.com